EXHIBIT  4.2

                         MANAGEMENT CONSULTING AGREEMENT
                BETWEEN TECH SOLUTION(S), INC. AND LEE P. VACCARO

         This Management Consulting Agreement (the "Agreement") is entered into this 15th day of January 2004 by and between Tech Solution(s), Inc., a Delaware corporation, having its principal place of business at 1840 Boy Scout Drive, Fort Myers, Florida 33907, (the "Company") and Lee P. Vaccaro, an individual, with an address at P.O. Box 260757, Tampa, Florida 33685 (the "Consultant"), and HY-Tech Technology Group, Inc. (also referred to herein as the "Parent") for purposes of Paragraph 4, and also for guaranteeing the Company's full and timely performance of the Agreement.

         WHEREAS, the Company has engaged the Consultant, and desires to continue to engage the Consultant, to advise the Company, and the Consultant desires to accept such engagement, all upon the terms and subject to the conditions contained in this Agreement, and

         WHEREAS, the Parent and its subsidiaries have withdrawn from sales through its retail stores in all locations except Fort Myers, Florida and Colorado Springs, Colorado, and the Parties have agreed to service and to continue selling to the customers of those stores through the Consultant's company, BCD2000, Inc.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual consideration, and promises contained herein, and intending to be bound, agree that the above recital is true and correct and further agree as follows:

         1. APPOINTMENT. The Company hereby appoints Consultant, and the Consultant agrees to serve as a consultant to the Company, all upon the terms, and subject to the conditions of this Agreement.

         2. TERM. The term of this Agreement shall begin on the date first set forth above and shall continue until March 30, 2004.

         3. DUTIES OF CONSULTANT. The Consultant shall continue to advise the Company regarding the technical, functional, business, and marketing aspects of, and the use of, the e-commerce website located at http://www.e-hytech.com/ (or otherwise) which BCD2000, Inc. owns and operates. The Consultant shall render such advice and assistance as the Company may reasonably request of him pursuant to such duties and in accordance with the past practices and consulting services that the Consultant has rendered to the Company over the past approximately three months prior to the date of this Agreement. The Consultant shall also agree to offer sales positions and certain administrative independent contractor positions to selected former employees of the Parent or its subsidiaries, (see Exhibit A). These individuals shall be paid on a commission basis, unless otherwise agreed. The sales generated by those individuals, and/or by any customer of the Company, its Parent or any subsidiary (HYTT Sales), whether through the BCD2000 or Hy-Tech websites, shall accrue to the benefit of the Company and shall be included in consolidated results of the Parent. The Company shall be paid 10% of the gross margin of all HYTT Sales. Nothing contained in this Agreement shall prohibit or restrain the business of the Consultant, the business of BCD2000, Inc., or E-company In A Box, Inc.


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         4. COMPENSATION. The Company and the Parent represent and warrant to the Consultant that the Company has, prior to execution of this Agreement, been issued free and clear of all liens, claims, and encumbrances the Shares, as defined herein. In consideration of, and in full payment for, the entering into this Agreement, and in lieu of any cash payments from the Company to the Consultant in connection with his duties contemplated under this Agreement, the Company hereby agrees to pay Consultant Two Million Eight Hundred Thousand (2,800,000) shares (the "Shares") of the Company's parent, Hy-Tech Technology Group, Inc.'s (the "Parent"), a Delaware corporation, common stock, $.001 par value per share. The Company is a wholly owned subsidiary of the Parent. The Parent has issued the Shares to the Company, and the Company shall transfer the Shares to the Consultant on or before Friday, January 16, 2003 and that prior to issuance and transfer of the Shares, the Parent shall file a registration statement on Form S-8 registering all of the Shares with the Securities and Exchange Commission so that the Consultant shall be permitted to sell such Shares without the need for another registration or an exemption. The Shares shall be issued, transferred, and delivered without a restrictive legend, via FedEx for receipt on or before Friday, January 16, 2003, to Lee & Bonnie Vaccaro, 642 Tyler Ridge Ave, Henderson, NV 89012. The Company and the Parent represent and warrant to the Consultant that the Parent has, and will also have upon filing, full right and power to prepare and file the Form S-8 covering the Shares, and such is not, and shall not be, in contravention or breach of any law, rule, regulation, nor any agreement or understanding, to which the Company and/or the Parent is subject to or is a party to. The Company and the Parent represent and warrant to the Consultant that upon transfer to the Consultant and also upon the registration of the Shares on Form S-8, and thereafter, that the Shares shall be free and clear of all liens, claims, restrictions, and encumbrances, whatsoever, and shall also be freely tradable, and not be deemed restricted nor control shares as such terms are used under the Securities Act of 1933, as amended, and the rules thereunder, and that therefore the Shares may be sold on the open market at any time and need not be sold subject to the provisions of Rule 144 under the Securities Act of 1933, as amended. Furthermore, the Parent's counsel shall instruct its transfer agent to permit all such transfers, issuances, and deliveries of the Shares contemplated by this Agreement or as directed by the Consultant, and shall prepare any and all necessary legal opinions and other documents that the transfer agent may require. The Consultant shall be responsible for any travel and other related expenses incurred by Consultant in connection with the performance of his consulting duties hereunder, unless otherwise approved in writing in advance by the Company.

         5. STATUS AS INDEPENDENT CONTRACTOR. The parties intend and acknowledge that the Consultant is acting as an independent contractor and not as an employee of the Company. The Consultant shall have full discretion in determining the amount of time and activity to be devoted to rendering the services contemplated under this Agreement and the level of compensation to Consultant is not dependent upon any preordained time commitment or level of activity. The Company acknowledges that the Consultant shall remain free to accept other consulting engagements of a like nature to the engagement under this Agreement or otherwise. The Company acknowledges that the Consultant may perform consulting services or other services to similar businesses in the same markets that the Company operates in (or otherwise), that BCD2000, Inc. will not be restrained in any manner in terms of its ability to conduct its business, and that the Company waives any conflict of interest that may result from these activities. Nothing in this Agreement shall be construed to create any partnership, joint venture or similar arrangement between the Company and Consultant or to render either party responsible for any debts or liabilities of the other.

         6. CONFIDENTIALITY.

                  (a) The Consultant acknowledges that in connection with the services to be rendered under this Agreement, the Consultant may be provided with confidential business information of the Company. The Consultant agrees to keep any information or materials, specifically designated in writing by a responsible officer of the Company as confidential (for purposes of this Paragraph 6 (a), the "Confidential Information") in confidence and shall not to intentionally or knowingly disclose any such Confidential Information to any person, firm, or other business entity, except if compelled by law or judicial process, or to those employees, consultants, agents, or independent contractors of, the Company or Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.

                  (b) The Company acknowledges that the Consultant is, in rendering the services to be provided herein, utilizing information and materials that are proprietary to the Consultant, and/or the businesses the Consultant is involved in such as BCD2000, Inc. and E-company In A Box, Inc., and that this includes, but is not limited to, the information and materials found at http://www.e-hytech.com/ (or otherwise), and any webpages in connection therewith, (for purposes of this Paragraph 6(b), the "Confidential Information"), such Confidential Information shall be excluding any customer information provided by the Company in connection therewith, and any marketing materials provided by the Company thereto, the Company's strategic business plans, corporate strategy, and the Company's registered trademarks. The Company acknowledges that any such Confidential Information will remain the property of the Consultant and the Company shall treat all such information as Confidential Information of the Consultant and or the Consultant's businesses, as the case may be, and will not disclose, disseminate, or use, any such Confidential Information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company or Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.


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         7. INDEMNIFICATION. The Company shall indemnify the Consultant for any loss, damage, expenses, claims or other liabilities (including, without limitation, attorneys' fees, and costs) resulting from a breach or alleged breach of any of the representations, and warranties of the Company, or the failure of the Company to perform any of its obligations, contained in this Agreement.

         8. AMENDMENTS, MODIFICATIONS, WAIVERS, ETC. No amendment, or modification, to this Agreement, nor any waiver of any term or provision hereof, shall be effective unless it shall be in a writing signed by the party against whom such amendment, modification or waiver shall be sought to be enforced. No waiver of any term or provision shall be construed as a waiver of any other term or condition of this Agreement, nor shall it be effective as to any other instance unless specifically stated in a writing conforming with the provisions of this Paragraph 8.

         9. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable against successors in interest, if any, to the Company and the Consultant. Neither the Company nor the Consultant shall assign any of their respective rights or obligations hereunder without the written consent of the other in each instance.

         10. NOTICES. Any notices required or permitted to be given under this Agreement shall be effective upon receipt at the respective addresses in the specified above in this Agreement unless the address for notice to either party shall have been changed by a notice given in accordance with this Paragraph 10.

         11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware for contracts executed therein, and without regard for principals of conflicts of laws.

         12. TIME OF ESSENCE. Time is of the essence in this Agreement.

         12. ATTORNEYS'S FEES. In the event of any litigation related to, or in connection with, this Agreement, and the Consultant is the prevailing party, the Consultant shall be entitled to reasonable attorneys' fees and costs.

         IN WITNESS WHEREOF, the parties hereto have set their respective hands as of the date first above written.


TECH SOLUTION(S), INC.

By: /s/ Gary McNear
    ------------------------------
    Gary McNear, President



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HY-TECH TECHNOLOGY GROUP, INC. (i.e. the Parent) HEREBY UNCONDITIONALLY
GUARANTEES THE COMPANY'S FULL AND TIMELY PERFORMANCE OF THIS AGREEMENT AND OF ANY AND ALL OF THE COMPANY'S OBLIGATIONS HEREIN THIS AGREEMENT, AND ALSO JOINS IN THIS AGREEMENT FOR PURPOSES OF PARAGRAPH 4.


HY-TECH TECHNOLOGY GROUP, INC.


By: /s/ Martin Nielson
    ------------------------------
    Martin Nielson,
    Chief Executive Officer


/s/Lee P. Vaccaro
----------------------------------
Lee P. Vaccaro